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                                                                    EXHIBIT 23.1


                         INDEPENDENT AUDITORS' CONSENT


The Board of Directors and Shareholders
SIPEX Corporation


     We consent to the incorporation by reference in the registration statements (No. 333-06123 and 333-32329) on Form S-8 of SIPEX Corporation of our report dated February 12, 1999, relating to the consolidated balance sheets of SIPEX Corporation as of December 31, 1998 and 1997, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998 annual report on Form 10-K of SIPEX Corporation.


/s/ KPMG Peat Marwick LLP




Boston, Massachusetts
March 27, 1999